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                                                                    Exhibit F-11





April 17, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549


                                  Re:  Conectiv
                                       SEC File No. 70-9095

Dear Sir or Madam:

         I am the Vice President, General Counsel and Secretary of Conectiv, a Delaware corporation ("Conectiv"), and have acted as its counsel in connection with the Application/Declaration on Form U-1 (File No. 70-9095) and post-effective amendments Nos. 17, 18, 19, 21 and 22 (the "Amendments") filed with the Securities and Exchange Commission ("Commission") jointly by Conectiv, by two subsidiaries that are operating utility companies (Delmarva Power & Light Company ("DPL") and Atlantic City Electric Company ("ACE")), three recently formed public utility companies (Conectiv Delmarva Generation, Inc. ("CDG"), Conectiv Atlantic Generation, L.L.C. ("CAG") and Conectiv Pennsylvania Generation, Inc. ("CPGI"), and various direct and indirect nonutility subsidiaries named therein, including Conectiv Energy Holding Company ("CEH"), the parent company of CDG, and ACE REIT, Inc. ("ACE REIT"), the parent company of CAG(1) (each, an "Applicant" and collectively, the "Applicants"). The Application/ Declaration in File No. 70-9095 has been previously amended by Pre-Effective Amendments Nos. 1 through 3 and Post-Effective Amendments Nos. 1 through 21 (as so amended, the "Application").

         Financing transactions were approved by Order dated February 26, 1998 (HCAR No. 26833) as supplemented by Orders dated August 21, 1998 (HCAR No. 35-26907), September 28, 1998 (HCAR No. 35-26921), October 21, 1998 (HCAR No.
35-26930), November 13, 1998 (HCAR No. 35-26941), December 14, 1999 (HCAR No.
35-27111), August 17, 2000 (HCAR No. 35-27213), June 7, 2001 (HCAR No. 35-27415)
and March 22, 2002 (HCAR No. 35-27507 (collectively, the "Financing Orders").

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1        Pursuant to the Order of the Commission (HCAR No. 35-27415; 70-9095)
         dated June 7, 2001, CEH and ACE REIT each would be deemed to be a registered holding company under Section 5 of the Act upon the establishment of any New Utility Subsidiary. The establishment of CPGI on January 18, 2002 as a direct public utility subsidiary of CEH has triggered this requirement. All reporting requirements under the Act for CEH and ACE REIT will be subsumed in the reporting requirements for Conectiv.


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Securities and Exchange Commission
April 17, 2002
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         Pursuant to the Financing Orders, and subject to certain limitations contained therein, during the period ending September 30, 2003 (the "Authorization Period"), Conectiv is authorized, among other things, to: 1) issue short-term debt aggregating no more than $2.0 billion outstanding at any time during the Authorization Period; 2) issue up to an aggregate $250 million of long-term debt or common stock,(2) 3) issue up to $500 million of long-term debt,(3) and 4) enter into guarantees, obtain letters of credit, enter into expense agreements or otherwise provide credit support to the obligations of Subsidiaries and unaffiliated third parties in an aggregate amount not to exceed $1.5 billion.

         The purpose of the Amendments is to request authorization for the following:

- For Conectiv, CEH, any subsidiary of CEH or a financing entity established by CEH (including an entity established to construct and finance generation assets) (collectively, CEH, any subsidiary of CEH and any financing entity established by CEH are hereinafter referred to as the "Genco Financing Entities")(4) to issue external long-term and short-term debt for the purpose of financing existing and prospective generation assets. The aggregate amount of long-term debt, when combined with short-term debt securities issued by such entities and then outstanding (collectively, "Genco Financing"), will not exceed $1.5 billion (the "Genco Financing Limit") during the Authorization Period. In the Amendments, Conectiv requests that the Commission reserve jurisdiction over the issuance of up to $700 million of Genco Financing pending completion of the record. Conectiv states therein that during the pendency of such reservation of jurisdiction, the Genco Financing Limit will be reduced to $800 million;

- For CEH to guarantee the obligations of its direct and indirect subsidiaries in favor of unaffiliated persons and for the Genco Financing Entities to issue guarantees to external lenders in support of their financing activities in an aggregate amount not to exceed $1 billion (the "CEH Guarantee Limit") during the Authorization Period;

- For the Genco Financing Entities to enter into financial risk management arrangements ("Hedging Transactions") during the Authorization Period;

- For the modification of the allowable effective cost of money to 500 basis points above comparable term U.S. Treasury securities in the case of long-term debt securities, and to 500 basis points above comparable term LIBOR in the case of short-term debt securities; and

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2        The proceeds of the issuance of any long-term debt must be used to reduce outstanding short-term debt.

3        See previous footnote.

4 Pursuant to the Order of the Commission dated February 26, 1998 in this file, the Subsidiaries were authorized to organize new corporations, partnerships or other entities for the purpose of facilitating financings. Any such entities established for purposes of facilitating Genco Financing (as defined herein) will be wholly owned direct subsidiaries of CEH.


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Securities and Exchange Commission
April 17, 2002
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-        For Conectiv to refund up to $150 million of long-term debt scheduled to mature during the Authorization Period.

         I am a member of the bar of the State of Delaware, the state in which DPL and certain of the other utility and nonutility subsidiaries are formed or incorporated or qualified to do business. I am also a member of the bar of the Commonwealth of Virginia, a state in which DPL is also incorporated and in which certain of the subsidiaries named in the Application are authorized to do business. I am not a member of the bars of the States of New Jersey (in which ACE is incorporated) or Maryland or the Commonwealth of Pennsylvania, states in which certain of the subsidiaries named in the Application are incorporated or qualified to do business. I do not hold myself out as an expert in the laws of any state other than Delaware or Virginia, although I have consulted and will consult with counsel to Conectiv who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained by Conectiv who are members of the bars of the States of Maryland and New Jersey and the Commonwealth of Pennsylvania.

         In connection with this opinion, I, or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Conectiv and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I or they have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have relied, when relevant facts were not independently established, upon statements contained in the Application.

         The opinions expressed below in respect of the proposed issuance of long-term debt are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

         (a) The issuance of securities shall have been duly authorized and approved to the extent required by the governing documents of Conectiv or the Genco Financing Entities (or any applicable other Applicant) and applicable state laws by the Board of Directors of Conectiv (or the equivalent corporate governance body of the Genco Financing Entities or any other applicable Applicant) and any consideration to be received in exchange for issuance of the securities as provided in such resolutions shall have been received and the securities properly executed and issued as provided in said resolutions.



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Securities and Exchange Commission
April 17, 2002
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         (b)      The Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the proposed transactions described in the Application (the "Proposed Transactions") are consummated in accordance with Application.

         (c) If any Conectiv or Genco Financing Entity securities (or any securities of any other applicable Applicant) are issued in a public offering, registration statements shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of the securities shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         (d) Conectiv or the Genco Financing Entities (or any other applicable Applicant) shall have obtained all consents, waivers and releases, if any, required for the issuance of long-term debt under all applicable governing documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

         (e) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

         Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that, in the event the Proposed Transactions is consummated in accordance with the Application:

         1. All state laws applicable to the Proposed Transactions will have been complied with; however, I express no opinion as to the need to comply with state blue-sky laws.

         2. Conectiv is and each Applicant other than Conectiv issuing securities or engaging in Hedging Transactions, will, at the time of such issuance or sale or Hedging Transaction, be validly organized and duly existing under the laws of the jurisdiction in which the Conectiv or such Applicant is domiciled.

         3. Any debt security issued by Conectiv and any debt security issued by an Applicant will be a valid and binding obligation of the issuer in accordance with its terms, except to the extent such enforceability may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights



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Securities and Exchange Commission
April 17, 2002
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                  generally or (ii) by applicable principles of equity
                  (regardless of whether such principles are applied in a proceeding at law or in equity).

         4. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by any Applicant or any associate company thereof.

         I hereby consent to the use of this opinion in connection with the Application.


                                                             Very truly yours,

                                                              /s/ Peter F. Clark

                                                                  Peter F. Clark